UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2007

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24435	51-0323571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2007, the Chief Executive Officer of MicroStrategy Incorporated (the “Company”) approved an increase to the annual salary of Sanju K. Bansal, Executive Vice President and Chief Operating Office, resulting in an annual salary of $225,000 effective May 1, 2007.

On May 22, 2007, the Chief Executive Officer established a cash bonus target for 2007 for Sanju K. Bansal, Executive Vice President and Chief Operating Officer, in the amount of $375,000.

On May 22, 2007, the Chief Executive Officer approved an increase to the annual salary of Arthur S. Locke, III, Vice President, Finance and Chief Financial Officer, resulting in an annual salary of $350,000 effective May 1, 2007.

On May 22, 2007, the Chief Executive Officer established a cash bonus target for 2007 for Arthur S. Locke, III, Vice President, Finance and Chief Financial Officer, in the amount of $550,000.

On May 22, 2007, the Chief Executive Officer approved an increase to the annual salary of Jonathan F. Klein, Vice President, Law and General Counsel, resulting in an annual salary of $350,000 effective May 1, 2007.

On May 22, 2007, the Chief Executive Officer established a cash bonus target for 2007 for Jonathan F. Klein, Vice President, Law and General Counsel, in the amount of $550,000.

Cash bonus awards for 2007 for Messrs. Bansal, Locke and Klein will be determined principally on the basis of net operating income during the period and on the subjective assessment of the Chief Executive Officer of the extent to which the executive officer contributed to the overall performance of the Company or a particular department of the Company during 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2007	MicroStrategy Incorporated
(Registrant)

	By:	/s/ MICHAEL J. SAYLOR
	Name:	Michael J. Saylor
	Title:	Chairman of the Board, President and Chief Executive Officer